Exhibit 10.1

Schedule of Salary Actions for Named Executive Officers

Name	Current Salary	Increase ($)	Increase (%)	New Salary*
John D. Finnegan	$1,325,000	—	—	$1,325,000
Richard G. Spiro	890,000	$35,000	3.9%	925,000
Paul J. Krump	770,000	40,000	5.2	810,000
Dino E. Robusto	770,000	40,000	5.2	810,000
Harold L. Morrison, Jr.	660,000	35,000	5.3	695,000

*	Effective as of April 1, 2014